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Exhibit 12. Computation of Earnings to Fixed Charges

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
                                                   Predecessor                      The Company
                                           ------------------------       -------------------------------
                                           Year ended September 30,          Year ended September 30,
                                             1994            1995           1996       1997        1998
                                           --------        --------       --------   --------   ---------
Fixed charges:
  Interest expense                         $    380        $    723       $  1,013   $  2,962   $   7,884
  Portion of rental expense
   representative of interest                   167             465            883      1,267       1,689
                                           --------        --------       --------   --------   ---------
Total fixed charges                             547           1,188          1,896      4,229       9,573
                                           ========        ========       ========   ========   =========
 Earnings:
  Income before income taxes               $  1,213        $    852       $  6,896   $  7,916   $   7,227
  Fixed charges                                 547           1,188          1,896      4,229       9,573
                                           --------        --------       --------   --------   ---------
Total earnings                                1,760           2,040          8,792     12,145      16,800
                                           ========        ========       ========   ========   =========
Ratio of earnings to fixed charges         3.2 to 1        1.7 to 1       4.6 to 1   2.9 to 1   1.75 to 1
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